Exhibit 10.42

SUBLEASE AGREEMENT

BETWEEN

YAHOO! INC.

AND

OAK TECHNOLOGY, INC.

SUBLEASE

THIS SUBLEASE (“Sublease”) is entered into as of June 18, 2001 (the “Effective Date”), by and between YAHOO! INC., a Delaware corporation (“Sublandlord”) and OAK TECHNOLOGY, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:

A.            Pursuant to that certain Lease dated March 1, 1999 (the “Master Lease”), GAWTA Kifer LLC, a California limited liability company (“Landlord”), as landlord, leased to Sublandlord, as tenant, the building (the “Building”) located at 1390 Kifer Road (formerly known as 1450 Kifer Road), Sunnyvale, California (collectively, the “Master Lease Premises”) consisting of a total of approximately 88,924 rentable square feet.

B.            Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, the entire Master Lease Premises (as used herein, the “Subleased Premises”).

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1.             Sublease.               Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises.

2.             Term.

2.1           The term of this Sublease (“Term”) shall commence as of November 1, 2001 (the “Commencement Date”) and shall expire, unless sooner terminated pursuant to any provision hereof, on the Expiration Date provided in the Master Lease, which is November 30, 2006 (the “Expiration Date”).  Subtenant shall have access to the Premises as of September 1, 2001 for the purpose of planning, constructing and outfitting the Premises for Subtenant’s use provided that such early access does not interfere with Sublandlord’s move out from the Premises.

2.2           Under the Master Lease, Sublandlord must obtain the consent of Landlord to any subletting.  This Sublease shall be in full force and effect upon execution of this Sublease by Sublandlord and Subtenant; provided that, notwithstanding Section 2.1 above, in no event will the Commencement Date occur until Landlord executes a consent in the form attached hereto as Exhibit A (the “Consent”).  In the event that Landlord does not execute the Consent within fifteen (15) business days of the Effective Date, either party hereto shall have the right to terminate this Sublease by written notice to the other party.  Upon such termination, the Deposit and any prepaid rent shall be promptly returned to Subtenant.

3.             Rent.

3.1           Base Rent Payments.

(a)           From and after the Commencement Date, Subtenant shall pay to Sublandlord as Base Rent for the Subleased Premises during the Term the following:

Months	Monthly Base Rent	Rent/rsf/month
1-2	$66,693.00	$0.75
3-12	$253,433.40	$2.85
13-end	[See Section 3.1(b) below]

(b)           In addition, on the first day of each Rent Adjustment Year (as defined below), monthly Base Rent shall be increased to equal one hundred three and five tenths percent (103.5%) of the monthly Base Rent in effect immediately prior to the commencement of that Rent Adjustment Year.  “Rent Adjustment Year” shall mean a period of twelve (12) full calendar months.  The first Rent Adjustment Year shall commence on the first day of the thirteenth (13th) month following the Commencement Date, and each succeeding Rent Adjustment Year shall commence on the one-year anniversary date of the first day of the preceding Rent Adjustment Year.

(c)           Base Rent shall be paid on the first day of each month of the Term, except that Subtenant shall pay the first month’s Base Rent to Sublandlord upon execution of this Sublease.  If the Term does not begin on the first day of the month or end on the last day of a month, the Base Rent and Additional Rent (hereinafter defined) for that partial month shall be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month.  All Rent (hereinafter defined) shall be payable in lawful money of the United States, by regular bank check of Subtenant, to Sublandlord at the address stated herein or to such other persons or at such other places as Sublandlord may designate in writing.

3.2           Expenses and Utilities.

(a)           Definitions.    For purposes of this Sublease and in addition to the terms defined elsewhere in this Sublease, the following terms shall have the meanings set forth below:

(1) “Additional Rent” shall mean the sums payable pursuant to subparagraph 3.2(b) of this Sublease.

(2) “Operating Expenses” shall mean Additional Rent, as defined in Section 3(A) of the Master Lease, Reimbursable Expenses and Utilities, as defined in Section 10 of the Master Lease, all amounts due under Section 11 of the Master Lease, and all other operating expenses, fees, reimbursable costs and utilities which are the responsibility of the Lessee under the Master Lease.

(3)           “Rent” shall mean, collectively, Base Rent, Additional Rent, and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent,” all of which are deemed and designated as rent pursuant to the terms of this Sublease.

(b)           In addition to the Base Rent payable pursuant to Section 3.1 above, from and after the Commencement Date, for each calendar year of the Term, Subtenant, as Additional Rent, shall pay one hundred percent (100%) of all Operating Expenses payable by Sublandlord under the Master Lease, within ten (10) days of receiving an invoice therefor.  In the event that Landlord bills Sublandlord monthly for an estimated amount of such expenses, Subtenant shall pay to Sublandlord on the first day of each month as Additional Rent such estimated amount of Operating Expenses.  Sublandlord shall give Subtenant copies of all invoices received from Landlord regarding Operating Expenses.

(c)           For partial calendar years during the term of this Sublease, the amount of Additional Rent payable pursuant to this subsection that is applicable to that partial calendar year shall be prorated based on the ratio of the number of days of such partial calendar year falling during the term of this Sublease to 365.  The expiration or earlier termination of this Sublease shall not affect the obligations of Sublandlord and Subtenant pursuant to Section 3.2 which arise prior to such expiration or termination, and such obligations shall survive, remain to be performed after, any expiration or earlier termination of this Sublease.

3.3           Payment of Rent to Landlord.     Notwithstanding Sections 3.1 and 3.2 above, Sublandlord agrees that Subtenant may pay all Base Rent and Additional Rent directly to Landlord, provided that Subtenant concurrently sends to Sublandlord a copy or other evidence of such payment.

4.             Security Deposit.

4.1           Concurrently with Subtenant’s execution and delivery of this Sublease, and as security for its obligations under the Sublease, Subtenant shall deposit with Sublandlord the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) as a  security deposit, in cash or in the form of a Letter of Credit, as defined below (the “Deposit”). The Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the provisions of this Sublease to be performed or observed by Subtenant.  If Subtenant fails to pay rent or other sums due hereunder, or otherwise defaults with respect to any provisions of this Sublease, Sublandlord may use, apply or retain all or any portion of the Deposit for the payment of any rent or other sum in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby.  If Sublandlord so uses or applies all or any portion of the Deposit, Subtenant shall within ten (10) days after demand therefor deposit cash or an amended or replacement letter of credit with Sublandlord in an amount sufficient to restore the Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease.  In the event the Deposit is cash, Sublandlord shall keep the Deposit in a separate interest-bearing account approved by Subtenant, with interest distributed semi-annually to Subtenant.  If Subtenant performs all of Subtenant’s obligations hereunder, the Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, along with all accrued but unpaid interest, so Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) following the expiration of the Term, and after Subtenant has vacated the Premises.  No trust relationship is created herein between Sublandlord and Subtenant with respect to the Deposit.

4.2           For the purposes for this Section, “Letter of Credit” means an unconditional, irrevocable sight draft letter of credit issued by the San Francisco or San Jose office of a major national bank satisfactory to Sublandlord, naming Sublandlord as beneficiary and otherwise in form and substance satisfactory to Sublandlord.  The Letter of Credit shall be for a one-year term and shall provide: (i) that Sublandlord may make partial and multiple draws thereunder, (ii) that draws shall be payable upon presentment of a clean sight draft only, (iii) that in the event of Sublandlord’s assignment or other transfer of its interest in the Lease, the Letter of Credit shall be freely transferable by Sublandlord, without charge to Sublandlord or the assignee or transferee of such interest, (iv) that it is governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions), International Chamber of Commerce Publication No. 500; and (v) that the Letter of Credit will be automatically renewed upon the expiration of its term for additional one year periods, with a final expiration date of February 1, 2007.  Notwithstanding the foregoing, if the bank does not confirm the extension of the Letter of Credit at least 30 days prior to the relevant annual expiration date or if Subtenant does not substitute a replacement Letter of Credit in the applicable draw amount by such date, Sublandlord shall be entitled to draw on the Letter of Credit and to hold and apply such funds as an additional Security Deposit in accordance with the terms of the Sublease.  If Subtenant fails to pay rent or other charges due under the Sublease, or otherwise defaults, after applicable notice and cure periods, if any, with respect to any provision of the Sublease, Sublandlord may draw upon the Letter of Credit up to the full amount to which Sublandlord is entitled under Section 4.1 above.

5.             Use and Occupancy.

5.1           Use and Signage.     The Subleased Premises shall be used and occupied only for the uses permitted under the Master Lease and for not other use or purpose, except that, in the event that Landlord consents in writing to Subtenant’s use of the Subleased Premises as research and development in addition to general office, such use shall also be permitted, provided Subtenant does not use, store or transport to or from the Premises any toxic  or hazardous materials or waste, other than as provided in the Master Lease.

5.2           Compliance with Master Lease.

(a)           Subtenant agrees that it will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder.

(b)           Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such  performance.  Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Landlord or otherwise, including, without limitation, heat, air conditioning, ventilation, life-safety, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, except to the extent provided in the Master Lease, or (ii) liability on the part of Sublandlord. Notwithstanding the foregoing, Sublandlord shall promptly take such action as may reasonably be indicated, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so and shall thereafter diligently prosecute such performance on the part of Landlord.

6.             Master Lease and Sublease Terms.

6.1           Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease.

6.2           This Sublease is and shall be at all times subject and subordinate to the Master Lease.

6.3           The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of the Sublease document shall control over the Master Lease.  Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean the Sublandlord herein and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean the Subtenant herein.  Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.  Any right of Landlord under the Master Lease of access or inspection and any right of Landlord under the Master Lease to do work in the Master Lease premises or in the Building and any right of Landlord under the Master Lease in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

6.4           For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(a)           In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

(b)           In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing,

Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

(c)           Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain.

(d)           In all provisions of the Master Lease requiring Tenant to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy.

6.5           Notwithstanding the terms of Section 6.3 above, Subtenant shall have no rights nor obligations under the following provisions of the Master Lease: Work Letter Agreement, any representations made by Landlord, any rights or options to expand, extend or renew the Master Lease or this Sublease, including without limitation the option set forth in Section 4 of the Master Lease, rights of first offer, rights of first negotiation, and rights to any tenant improvement allowance.  Subtenant shall have all other rights and obligations of Sublandlord as tenant under the Master Lease, but only to the extent that a subtenant is permitted to obtain the benefit of such rights under the terms of the Master Lease.

6.6           During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease which pertains to the Subleased Premises and/or this Sublease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease document shall control over the Master Lease.

6.7           Sublandlord agrees to maintain the Master Lease, as it pertains to the Subleased Premises, during the entire term of this Sublease, and to use its reasonable efforts to cause Landlord to comply with or perform the obligations of Landlord under the Master Lease.

6.8           Notwithstanding the provisions of this Sublease, any obligation of Sublandlord to provide services or utilities to the Subleased Premises or to Subtenant or to perform maintenance or repair obligations with respect to the Building or the Subleased Premises which is contained in this Sublease by the incorporation by reference of the provisions of the Master Lease, shall be observed or performed by Sublandlord diligently using reasonable efforts to cause Landlord to observe and/or perform the same.

6.9           Sublandlord hereby represents and warrants that Sublandlord is not in default in its performance of the Master Lease, and no pending notice of default has been given to Sublandlord.  To Sublandlord’s knowledge, Landlord is not in default in its performance of the Master Lease and no pending notice of default has been given to Landlord.  Sublandlord shall comply with the Master Lease from the Effective Date until the Commencement Date.

7.             Assignment.

7.1           Subtenant will not assign or further sublet all or any portion of the Subleased Premises without Sublandlord’s and Landlord’s express, prior, written consent. Sublandlord’s consent shall not be unreasonably withheld.

7.2           As a condition to Sublandlord’s consent, Subtenant will pay all expenses incurred by Sublandlord concerning such transfer request and subtenant’s assignee or sublessee will assume in writing the obligations of Subtenant arising under this Sublease.  No consent to any such transfer will relieve Subtenant of Subtenant’s obligations under this Sublease.  Consent to any one transfer will not relieve Subtenant from Subtenant’s obligation to obtain express, prior, written consent to any further sublease or assignment. The acceptance of rent by Sublandlord from any other person will not be deemed to be either a waiver by Sublandlord of any provision of this Section or a consent to any such transfer.

8.             Termination of Master Lease.  If for any reason the term of the Master Lease shall terminate prior to the scheduled Expiration Date, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless (i) Subtenant shall not then be in default hereunder beyond and applicable notice and cure period and (ii) such termination shall have been effected because of the breach or default of Sublandlord under the Master Lease or by reason of the voluntary termination or surrender of the Master Lease by Sublandlord.

9.             Indemnity.

9.1           Subtenant shall indemnify, defend and hold harmless Sublandlord from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorney’s fees and disbursements, which Sublandlord may incur or pay out (including, without limitation, to the Landlord) by reason of (i) the condition, use, or occupancy of the Subleased Premises (except to the extent due to the condition of the Subleased Premises as of the Commencement Date), or any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises (except to the extent caused by Sublandlord’s negligence or wrongful act or the negligence or wrongful act of the Landlord), (ii) any breach or default hereunder on Subtenant’s part, (iii) any work done after the date hereof in or to the Subleased Premises by or on behalf of Subtenant, (iv) the use, handling, storage or disposal of toxic or hazardous materials or waste which affects the Subleased Premises by Subtenant or its officers, partners, employees, agents or contractors, or anyone else under Subtenant’s control, or (v) any act, omission or negligence on the part of Subtenant and/or its officers, partners, employees, agents or contractors, or any person claiming through or under Subtenant.

9.2           Sublandlord shall indemnify, defend and hold harmless Subtenant from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements, which Subtenant may incur or pay out (including, without limitation, to the Landlord) by reason of (i) any breach or default hereunder on Sublandlord’s part, or (ii) the use, handling, storage or disposal of toxic or hazardous materials or waste which affects the Subleased Premises by Sublandlord or its officers, partners, employees, agents, or contractors, or anyone else under Sublandlord’s control.

10.           Limitation on Liability.  Sublandlord shall not be liable for personal injury or property damage to Subtenant, its officers, agents, employees, invitees, guests, licensees or any other person in the Subleased Premises, regardless of how such injury or damage may be caused. Any property of Subtenant kept or stored in the Subleased Premises shall be kept or stored at the sole risk of Subtenant. Subtenant shall hold Sublandlord harmless from any claims arising out of any personal injury or property damage occurring in the Subleased Premises.

11.           Consents.  In any instance when Sublandlord’s consent or approval is required under this Sublease, such consent or approval shall not be unreasonably withheld or delayed. Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required under the provisions of the Master Lease incorporated herein by reference but has not been obtained from Landlord.

12.           Attorney’s Fees.  If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action on trial and appeal shall be entitled to its reasonable attorney’s fees to be paid by the losing party as fixed by the court.

13.           As-Is.

13.1         Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in their “AS IS” condition as the Subleased Premises exist on the Effective Date. Sublandlord shall have no obligation to furnish, render, pay for, consent to or supply any work, labor, services, materials, furniture, fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy, except as expressly provided herein. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Buildings, except as expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the common areas of the Buildings. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Lease and that upon expiration or termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in the condition received, ordinary wear and tear excepted, with any alterations made in accordance with the terms of this Sublease and the Master Lease.

13.2         Subtenant shall have the right, for a period of thirty (30) days after the Effective Date, to inspect the Subleased Premises and notify Sublandlord in writing of any repairs required to cause the systems serving the Subleased Premises to be in good working condition. Sublandlord agrees to promptly repair any such systems which require repairs as reasonably determined by Sublandlord and Subtenant, but only if the obligation to maintain such systems are Sublandlord’s responsibility pursuant to the terms of the Master Lease.

13.3         Sublandlord hereby represents and warrants that, to the actual knowledge of Sublandlord, as of the Effective Date, the Subleased Premises are in full and complete compliance with the requirements of the Master Lease.

14.           Parking.  During the Term hereof Subtenant and its employees shall be permitted to use one hundred percent (100%) of the on-site parking spaces allocated to Sublandlord in the Master Lease.

15.           Personal Property:  Sublandlord shall sell to Subtenant all of Sublandlord’s work station cubicles in the Building, plus one work station chair per cubicle, for a price of $1,100.00 for each cubicle and chair combination, by means of a bill of sale in the form attached hereto as Exhibit B.

16.           Notices:  Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next day delivery, or (c) sent by United States Certified or registered mail, return receipt requested, addressed (i) if to Sublandlord, at the following addresses:

Yahoo! Inc.
701 First Avenue
Mail Stop A101
Sunnyvale, CA 94089
Attn: Kevin Gerrity, Facilities Director

With a copy to:	Shartsis, Friese & Ginsburg LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111
Attn: Mary Kay Kennedy

And (ii) if the Subtenant, at the following addresses:

Oak Technology, Inc.
139 Kifer Court
Sunnyvale, CA 94086
Attn: David J. Power, Esq., General Counsel

With a copy to:	Tomlinson Zisko Morosoli & Maser LLP
200 Page Mill Road
Palo Alto, California 94036
Attn: Cynthia M. Loe, Esq.

or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.

17.           Brokers.    Subtenant represents that it has dealt directly with and only with Cornish & Carey Oncor International as a broker in connection with this Sublease. Sublandlord represents that it has dealt directly with and only with CRESA Partners as a broker in connection with this Sublease. Each party represents and warrants that it has not dealt with or taken any other action with any other party in a manner so as to give rise to any valid claim against either party for a broker’s commission or finder’s fee in connection with the execution of this Sublease. Each of the parties will indemnify the other from and against all liabilities from any other claims for broker’s commissions or finder’s fees arising out of its breach of the foregoing representation and warranty. Subtenant and Sublandlord agree that Cornish & Carey Oncor International and CRESA Partners shall be paid commissions in connection with this Sublease by Sublandlord.

18.           Complete Agreement.    There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease.  This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.

19.           Interpretation.    This Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.  This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

20.           Counterparts.    This Sublease may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD:

Yahoo! Inc.

By:
Print Name:
Title:

SUBTENANT:

Oak Technology, Inc.

By:
Print Name:
Title:

By:
Print Name:
Title: